Back to Form 8-K
Exhibit 99.1
CONTACTS:
Investor relations:	Media relations:
Gregg Haddad	Crystal Warwell Walker
813-206-3916	813-206-2697
gregg.haddad@wellcare.com	crystal.walker@wellcare.com

WELLCARE REPORTS THIRD QUARTER 2012 RESULTS

Tampa, Florida (October 31, 2012) – WellCare Health Plans, Inc. (NYSE: WCG) today reported results for the third quarter and nine months ended September 30, 2012.  As determined under generally accepted accounting principles (“GAAP”), net income for the third quarter of 2012 was $38.3 million, or $0.87 per diluted share, compared with $88.3 million, or $2.03 per diluted share, for the third quarter of 2011.  Adjusted net income for the third quarter of 2012 was $46.2 million, or $1.05 per diluted share, compared with $93.2 million, or $2.15 per diluted share, for the third quarter of 2011.

WellCare’s third quarter 2012 results were below the Company’s expectation, principally as a result of an isolated matter in the Georgia Medicaid program, as well as lower-than-targeted performance of the Kentucky Medicaid program.  In the Georgia program, premium revenue was reduced by $18 million in the third quarter of 2012 related to an unanticipated partial disallowance by the Centers for Medicare & Medicaid Services of a 2011 settlement.  The settlement resolved issues with certain premium payments that covered the period from the inception of the program through the settlement and resulted from a comprehensive review and negotiation involving the three health plans that operate in the program.  The Company is in discussions with the state regarding a resolution to this matter.

In addition, WellCare’s Kentucky Medicaid program operating results for the third quarter 2012 were below the Company’s target, due in part to unfavorable development of medical benefits payable related primarily to fourth quarter of 2011 and first quarter of 2012.  Please refer to the schedule on page 12 of this news release that reconciles the Kentucky program medical benefits ratio (“MBR”) as determined in accordance with GAAP to an MBR recast to reflect the development of medical benefits payable in the period in which the services were provided.  During the past few months, the Company has continued to make progress toward its long-term goals for the Kentucky program and anticipates further gains in performance in the coming months.  The improvement is expected to result from the combined effect of medical expense management initiatives and a 3% increase in premium rates that was effective October 1.

As a result of these two issues, WellCare has decreased its guidance for 2012 full year adjusted net income per diluted share to between $4.90 and $5.05.

“Aside from our Georgia Medicaid and Kentucky Medicaid issues, our third quarter results were consistent with our expectations,” said Alec Cunningham, WellCare’s chief executive officer.  “As we plan for 2013, we will continue to execute on our health care quality, access, and service initiatives.  In addition, we have capitalized on several significant and promising growth opportunities during the past few months, and we see a number of similar opportunities available to us over the coming year.”

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WCG Reports Third Quarter 2012 Results

October 31, 2012

Highlights of Recent Accomplishments
•
WellCare has entered into an agreement to acquire Easy Choice Health Plan, which as of October 2012 served an estimated 36,000 Medicare Advantage plan members in Los Angeles, Orange, Riverside, and San Bernardino Counties in Southern California.

•
The Company recently entered into an agreement to acquire UnitedHealthcare's Medicaid business in South Carolina, which as of October 2012 served approximately 65,000 members in the South Carolina Healthy Connections Choices program.

•
WellCare was selected by the Kentucky Cabinet for Health and Human Services to serve the Medicaid program in the Commonwealth's Region 3, including Louisville and 15 surrounding counties, beginning January 1, 2013.

•
In Florida, WellCare was approved by the Department of Elder Affairs to expand its Long-Term Care Community Diversion Pilot Project service area by 17 counties, to a total of 19 counties.  In the Florida Medicaid program, WellCare recently expanded its service area by four counties to a total of 42 out of Florida’s 67 counties, the largest service area of the state’s Medicaid plans.  In addition, on October 1, 2012, WellCare launched its expanded service area for the Florida Healthy Kids program, increasing counties served from 18 to 65.

•	Medicare Advantage segment membership of 167,000 as of September 30, 2012, was the highest coordinated care plan membership in WellCare’s history.
•
WellCare’s Prescription Drug Plan (“PDP”) segment continued to perform better than anticipated, resulting in a 40% increase in PDP gross margin year-over-year.  In conjunction with the Medicare Annual Election Period, the Company launched a new enhanced PDP that offers members a relatively low monthly premium, no deductible, no co-payment on preferred generic drugs, and generic drug coverage in the coverage gap.

Company Operations
Adjusted net income per diluted share for the third quarter of 2012 decreased by $1.10 compared with 2011.  The year-over-year decrease resulted mainly from increases in the Medicaid and Medicare Advantage segments’ MBRs.  These factors were partially offset by higher premium revenue in the Medicaid and Medicare Advantage segments and decreases in the Company’s PDP segment MBR and adjusted administrative expense ratio.

Membership as of September 30, 2012, increased 6% to 2.6 million, compared with 2.4 million members as of September 30, 2011.  Premium revenue for the third quarter of 2012 increased 18% year–over-year to $1.8 billion.  Medical benefits expense for the third quarter of 2012 was $1.5 billion, an increase of 28% from the third quarter of 2011.  The Company MBR was 86.3% in the third quarter of 2012, compared with 79.8% in the third quarter of 2011.

Selling, general, and administrative (“SG&A”) expense as determined under GAAP was $177 million in the third quarter of 2012, compared with $161 million for the same period in 2011.  Adjusted SG&A expense was $165 million in the third quarter of 2012, an increase of 8% from $153 million for the same period last year.  The increase was driven primarily by the Kentucky Medicaid program launched in November 2011, as well as the Company’s growth initiatives.  The adjusted administrative expense ratio was 9.2% in the third quarter of 2012, compared with 10.0% for the same period in 2011.

Medicaid Segment Operations
Medicaid segment membership increased by 202,000, or 15%, year-over-year, to 1.5 million members as of September 30, 2012.  The increase resulted mainly from the 2011 launch of the Kentucky Medicaid program.  In addition, the Company experienced growth in Florida and several other states, offset in part by the end of the Company’s participation in the Missouri program on June 30, 2012.

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WCG Reports Third Quarter 2012 Results

October 31, 2012

Premium revenue was $1.1 billion for the third quarter of 2012, an increase of 22% year-over-year, mainly due to the Kentucky program.  Revenue and gross margin were reduced by the previously described reversal of premium in the Georgia Medicaid program.

The Medicaid segment MBR was 91.1% for the third quarter of 2012, an increase from 80.4% in the third quarter of 2011.  The MBR increase results primarily from challenges associated with the performance of the Kentucky Medicaid program.

Medicare Advantage Segment Operations
Medicare Advantage segment membership increased by 37,000 year-over-year, or 28%, to 167,000 members, which is the highest coordinated care plan membership in WellCare’s history.  Premium revenue grew 25%.  The Medicare Advantage segment MBR was 86.8% in the third quarter of 2012, an increase from 82.0% in the third quarter of 2011.

Prescription Drug Plan Segment Operations
PDP segment membership decreased 88,000 year-over-year, or 9%.  Premium revenue decreased 6%.  The PDP segment MBR was 64.7% in the third quarter of 2012, a decrease from 74.4% in the third quarter of 2011.  The decrease resulted in part from the positioning of the Company’s plans relative to member utilization and cost-sharing patterns and WellCare’s focus on generic medications.

Cash Flow and Financial Condition
Net cash used in operating activities as determined under GAAP was $134 million for the nine months ended September 30, 2012, compared with net cash provided by operating activities of $319 million for the nine months ended September 30, 2011.  As previously disclosed, WellCare has experienced temporary premium payment delays by the Georgia Medicaid program.  Although Georgia repaid a portion of its balance due during the third quarter, the delayed remaining payments had an adverse effect on WellCare’s operating cash flow for the nine months ended September 30, 2012.  Modified for the timing of receipts from, and payments to, WellCare’s government customers, net cash provided by operating activities was $20 million for the first nine months of 2012, compared with $177 million for the first nine months of 2011.

As of September 30, 2012, unregulated cash and investments were approximately $350 million, compared with $168 million as of June 30, 2012.  The increase resulted primarily from a reduction in premiums receivable from the Georgia Medicaid program and dividends received from the Company’s regulated entities, offset in part by capital contributions to certain regulated entities.

Days in claims payable were 40 days as of September 30, 2012, compared with 38 days as of June 30, 2012, and 57 days as of September 30, 2011.

Financial Outlook
WellCare is updating its financial outlook for the year ended December 31, 2012.  The following elements of WellCare’s financial outlook have changed:
•
Adjusted net income per diluted share is expected to be between approximately $4.90 and $5.05.  The previous guidance was for adjusted net income per diluted share of between approximately $5.25 and $5.45.  The reduction results principally from the isolated revenue matter associated with the Georgia Medicaid program and lower-than-targeted performance of the Kentucky Medicaid program.

•	Premium revenue is expected to be between approximately $7.15 and 7.20 billion. Previous guidance was for premium revenue to be approximately $7.1 billion.
•	The adjusted administrative expense ratio is expected to be in the range of 8.8% to 8.9%. The prior guidance was for the adjusted administrative expense ratio to be in the range of 8.7% to 8.9%.

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WCG Reports Third Quarter 2012 Results

October 31, 2012

The following elements of WellCare’s financial outlook are unchanged:
•	The 2012 Medicaid and Medicare Advantage segments’ MBRs each are anticipated to increase relative to the respective 2011 segment MBRs.

All elements of the Company’s outlook exclude the impact of Medicaid premium taxes.

Webcast
A discussion of WellCare’s third quarter 2012 results will be webcast live on Wednesday, October 31, 2012, beginning at 8:30 a.m. Eastern Time.  A replay will be available beginning approximately one hour following the conclusion of the live broadcast and will be available for 30 days.  The webcast is available via the Company’s web site at www.wellcare.com and at www.earnings.com.

About WellCare Health Plans, Inc.
WellCare Health Plans, Inc. provides managed care services targeted to government-sponsored health care programs, focusing on Medicaid and Medicare.  Headquartered in Tampa, Fla., WellCare offers a variety of health plans for families, children, and the aged, blind, and disabled, as well as prescription drug plans.  The Company served approximately 2.6 million members nationwide as of September 30, 2012.  For more information about WellCare, please visit the Company’s website at www.wellcare.com.

Basis of Presentation
Premium revenue as described in this news release excludes the impact of premium taxes.  Both the Company and segment MBRs, as well as the Company’s administrative expense ratio, are calculated as a percentage of premium revenue, excluding premium taxes.  In addition to results determined under GAAP, net income and certain other operating results described in this news release are reported after adjustment for certain SG&A expenses related to previously disclosed government investigations and related litigation and resolution costs that management believes are not indicative of long-term business operations.  Please refer to the schedule in this news release that provides supplemental information reconciling results determined under GAAP to adjusted results.

Cautionary Statement Regarding Forward-Looking Statements
This news release contains “forward-looking” statements that are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995.  Statements that are predictive in nature, that depend upon or refer to future events or conditions, or that include words such as “expects,” “anticipates,” “intends,” “plans,” “believes,” “estimates,” and similar expressions are forward-looking statements.  For example, statements regarding the Company’s financial outlook, further improvements in the Kentucky Medicaid program, and the timing of the closing of the acquisition of the Medicare Advantage plans in Mohave and Yavapai counties in Arizona and the acquisition of Easy Choice Health Plan, Inc. of California contain forward-looking statements.  Forward-looking statements involve known and unknown risks and uncertainties that may cause WellCare’s actual future results to differ materially from those projected or contemplated in the forward-looking statements.  These risks and uncertainties include, but are not limited to, WellCare’s progress on top priorities such as improving health care quality and access, ensuring a competitive cost position, and delivering prudent, profitable growth, WellCare’s ability to effectively manage growth, WellCare’s ability to address operational challenges relating to new business, WellCare’s ability to effectively execute and integrate acquisitions, and WellCare’s ability to estimate and manage medical benefits effectively.

Additional information concerning these and other important risks and uncertainties can be found under the captions “Forward-Looking Statements” and “Risk Factors” in the Company’s Annual Report on Form 10-K for the year ended December 31, 2011, and in the Company’s Quarterly Report on Form 10-Q for the period ended June 30, 2012, and other subsequent filings by WellCare with the U.S. Securities and Exchange Commission, which contain discussions of WellCare’s business and the various factors that may affect it.  WellCare undertakes no duty to update these forward-looking statements to reflect any future events, developments, or otherwise.

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WCG Reports Third Quarter 2012 Results

October 31, 2012

WELLCARE HEALTH PLANS, INC.
SELECTED DATA FROM CONSOLIDATED STATEMENTS OF COMPREHENSIVE INCOME
(Unaudited; dollars in thousands except per share data)

	For the Three Months Ended September 30,		For the Nine Months Ended September 30,
	2012	2011	2012	2011
Revenues:
Premium	$1,795,796	$1,523,057	$5,353,083	$4,443,848
Medicaid premium taxes	20,581	18,869	61,048	55,838
Total premium	1,816,377	1,541,926	5,414,131	4,499,686
Investment and other income	2,018	2,433	6,772	7,050
Total revenues	1,818,395	1,544,359	5,420,903	4,506,736

Expenses:
Medical benefits	1,549,456	1,214,822	4,617,411	3,680,145
Selling, general and administrative	176,797	160,591	497,493	458,612
Medicaid premium taxes	20,581	18,869	61,048	55,838
Depreciation and amortization	8,193	6,453	22,704	19,824
Interest	1,016	3,648	3,163	3,823
Total expenses	1,756,043	1,404,383	5,201,819	4,218,242

Income before income taxes	62,352	139,976	219,084	288,494
Income tax expense	24,065	51,721	83,123	109,309
Net income	$38,287	$88,255	$135,961	$179,185

Net income per common share:
Basic	$0.89	$2.06	$3.16	$4.19
Diluted	$0.87	$2.03	$3.11	$4.14

Weighted average common shares outstanding:
Basic	43,149,455	42,887,381	43,070,113	42,757,476
Diluted	43,844,223	43,424,414	43,785,424	43,285,969

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WCG Reports Third Quarter 2012 Results

October 31, 2012

WELLCARE HEALTH PLANS, INC.
CONSOLIDATED BALANCE SHEETS
(Unaudited; dollars in thousands except share data)

	Sept. 30, 2012	Dec. 31, 2011
ASSETS
Current Assets:
Cash and cash equivalents	$1,062,340	$1,325,098
Investments	209,798	198,569
Premiums receivable, net	393,508	217,509
Pharmacy rebates receivable, net	121,979	109,933
Funds receivable for the benefit of members	219,967	162,745
Income taxes receivable	39,920	20,655
Prepaid expenses and other current assets, net	67,744	63,053
Deferred income tax asset	27,937	22,332
Total current assets	2,143,193	2,119,894
Property, equipment and capitalized software, net	123,875	98,238
Goodwill	111,131	111,131
Other intangible assets, net	8,506	9,896
Long-term investments	87,797	83,019
Restricted investments	66,805	60,663
Other assets	2,480	5,270
Total Assets	$2,543,787	$2,488,111

LIABILITIES AND STOCKHOLDERS' EQUITY
Current Liabilities:
Medical benefits payable	$671,187	$744,821
Unearned premiums	141	164
Accounts payable	8,802	3,294
Other accrued expenses and liabilities	197,036	215,817
Current portion of amount payable related to investigation resolution	37,016	49,557
Current portion of long-term debt	15,000	11,250
Other payables to government partners	118,409	98,237
Total current liabilities	1,047,591	1,123,140
Deferred income tax liability	22,573	1,026
Amount payable related to investigation resolution	67,642	101,705
Long-term debt	123,750	135,000
Other liabilities	8,931	10,394
Total liabilities	1,270,487	1,371,265
Commitments and contingencies	–	–
Stockholders' Equity:
Preferred stock, $0.01 par value (20,000,000 authorized, no shares issued or outstanding)	–	–
Common stock, $0.01 par value (100,000,000 authorized, 43,199,188 and 42,848,798 shares issued and outstanding at September 30, 2012 and December 31, 2011, respectively)	431	429
Paid-in capital	468,211	448,820
Retained earnings	805,319	669,358
Accumulated other comprehensive loss	(661)	(1,761)
Total stockholders' equity	1,273,300	1,116,846
Total Liabilities and Stockholders' Equity	$2,543,787	$2,488,111

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WCG Reports Third Quarter 2012 Results

October 31, 2012

WELLCARE HEALTH PLANS, INC.
CONSOLIDATED STATEMENTS OF CASH FLOWS
(Unaudited; dollars in thousands)

	Nine Months Ended September 30,
	2012	2011
Cash (used in) provided by operating activities:
Net income	$135,961	$179,185
Adjustments to reconcile net income to net cash (used in) provided by operating activities:
Depreciation and amortization	22,704	19,824
Equity-based compensation expense	13,534	13,160
Incremental tax benefit from equity-based compensation	(3,666)	(2,518)
Deferred taxes, net	15,296	27,032
Provision for doubtful receivables	10,272	8,310
Changes in operating accounts:
Premiums receivable, net	(184,632)	(104,340)
Pharmacy rebates receivable, net	(12,046)	(5,182)
Prepaid expenses and other current assets, net	(6,162)	(20,050)
Medical benefits payable	(73,634)	14,112
Unearned premiums	(23)	208,374
Accounts payable and other accrued expenses	(11,895)	(2,967)
Other payables to government partners	20,172	30,067
Amount payable related to investigation resolution	(46,604)	(80,749)
Income taxes receivable/payable, net	(16,289)	36,995
Other, net	2,618	(2,240)
Net cash (used in) provided by operating activities	(134,394)	319,013

Cash used in investing activities:
Purchases of investments	(357,214)	(332,934)
Proceeds from sale and maturities of investments	342,963	208,758
Purchases of restricted investments	(30,973)	(26,118)
Proceeds from maturities of restricted investments	24,821	68,712
Additions to property, equipment and capitalized software, net	(47,665)	(30,773)
Net cash used in investing activities	(68,068)	(112,355)

Cash (used in) provided by financing activities:
Proceeds from debt, net of financing costs paid	(585)	147,747
Proceeds from option exercises and other	9,227	4,624
Incremental tax benefit from equity-based compensation	3,666	2,518
Purchase of treasury stock	(6,344)	(3,538)
Payments on debt	(7,500)	(1,875)
Payments on capital leases	(1,538)	(2,006)
Funds (paid) received for the benefit of members, net	(57,222)	74,057
Net cash (used in) provided by financing activities	(60,296)	221,527

(Decrease) increase in cash and cash equivalents	(262,758)	428,185
Balance at beginning of period	1,325,098	1,359,548
Balance at end of period	$1,062,340	$1,787,733

SUPPLEMENTAL DISCLOSURES OF CASH FLOW INFORMATION:
Cash paid for taxes	$100,010	$46,109
Cash paid for interest	$2,707	$697
SUPPLEMENTAL DISCLOSURES OF NON-CASH TRANSACTIONS:
Non-cash additions to property, equipment, and capitalized software	$1,898	$1,896
Non-cash issuance of subordinated notes	$–	$112,500

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WCG Reports Third Quarter 2012 Results

October 31, 2012

WELLCARE HEALTH PLANS, INC.
MEMBERSHIP STATISTICS
(Unaudited)

	As of September 30,
	2012	2011
Membership by Program
Medicaid Membership
TANF	1,183,000	1,060,000
CHIP	183,000	161,000
SSI, ABD and Other	128,000	79,000
FHP and Georgia Family Planning	21,000	13,000
Total Medicaid Membership	1,515,000	1,313,000

Medicare Membership
Medicare Advantage	167,000	130,000
Prescription Drug Plan	879,000	967,000
Total Medicare Membership	1,046,000	1,097,000
Total Membership	2,561,000	2,410,000

Medicaid Membership by State
Georgia	566,000	561,000
Florida	434,000	395,000
Total Other States	515,000	357,000
Total Medicaid Membership	1,515,000	1,313,000

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WCG Reports Third Quarter 2012 Results

October 31, 2012

WELLCARE HEALTH PLANS, INC.
SEGMENT INFORMATION
(Unaudited; dollars in thousands)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2012	2011	2012	2011

Premium revenue:
Medicaid:
Georgia	$348,322	$386,752	$1,090,386	$1,084,566
Florida	243,205	224,392	713,424	665,194
Other states	484,821	269,696	1,404,152	793,339
Medicaid premium taxes	20,581	18,869	61,048	55,838
Total Medicaid	1,096,929	899,709	3,269,010	2,598,937

Medicare:
Medicare Advantage plans	470,756	376,597	1,364,505	1,097,015
Prescription Drug plans	248,692	265,620	780,616	803,734
Total Medicare	719,448	642,217	2,145,121	1,900,749
Total Premium Revenue	$1,816,377	$1,541,926	$5,414,131	$4,499,686

Medical benefits ratios:
Medicaid	91.1%	80.4%	88.7%	82.0%
Medicare Advantage	86.8%	82.0%	83.1%	81.4%
Prescription Drug Plans	64.7%	74.4%	81.9%	87.4%
Aggregate	86.3%	79.8%	86.3%	82.8%

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WCG Reports Third Quarter 2012 Results

October 31, 2012

WELLCARE HEALTH PLANS, INC.
SUPPLEMENTAL INFORMATION

Reconciliation of GAAP Selected Data from Consolidated Statements of Comprehensive Income to Adjusted Selected Data from Consolidated Statements of Comprehensive Income
(Unaudited; dollars in thousands except per share data)

The Company reports adjusted operating results on a non-GAAP basis to exclude certain expenses that management believes are not indicative of longer-term business trends and operations.  Following are selected data from the Consolidated Statements of Comprehensive Income for the three months and nine months ended September 30, 2012 and 2011, as determined under GAAP, reconciled to adjusted selected data from the Consolidated Statements of Comprehensive Income for the same periods.

	For the Three Months Ended September 30, 2012				For the Three Months Ended September 30, 2011
	GAAP	Adjustments		Adjusted	GAAP	Adjustments		Adjusted
Revenues:
Premium	$1,795,796	$–		$1,795,796	$1,523,057	$–		$1,523,057
Medicaid premium taxes	20,581	–		20,581	18,869	–		18,869
Total premium revenues	1,816,377	–		1,816,377	1,541,926	–		1,541,926
Investment and other income	2,018	–		2,018	2,433	–		2,433
Total revenues	1,818,395	–		1,818,395	1,544,359	–		1,544,359

Expenses:
Medical benefits	1,549,456	–		1,549,456	1,214,822	–		1,214,822
Selling, general, and administrative	176,797	(12,202)	(a) (b)	164,595	160,591	(7,814)	(a) (b)	152,777
Medicaid premium taxes	20,581	–		20,581	18,869	–		18,869
Depreciation and amortization	8,193	–		8,193	6,453	–		6,453
Interest	1,016	–		1,016	3,648	(2,812)		836
Total expenses	1,756,043	(12,202)		1,743,841	1,404,383	(10,626)		1,393,757

Income before income taxes	62,352	12,202		74,554	139,976	10,626		150,602
Income tax expense	24,065	4,332		28,397	51,721	5,730		57,451
Net income	$38,287	$7,870		$46,157	$88,255	$4,896		$93,151

Weighted average shares:
Basic	43,149,455	–		43,149,455	42,887,381	–		42,887,381
Diluted	43,844,223	–		43,844,223	43,424,414	–		43,424,414

Net income per share:
Basic	$0.89	$0.18		$1.07	$2.06	$0.11		$2.17
Diluted	$0.87	$0.18		$1.05	$2.03	$0.12		$2.15

Administrative expense ratio	9.8%	(0.6)%	(a) (b)	9.2%	10.5%	(0.5)%	(a) (b)	10.0%

(a)
Investigation-related legal, accounting, and other costs: Administrative expenses associated with the government investigations and related litigation amounted to $11.4 million and $7.3 million, respectively, in the three months ended September 30, 2012 and 2011.

(b)
Liability for government investigation-related litigation resolution:  Based on the status of these matters, the Company recorded expense of $0.8 million and $0.5 million, respectively, in the three months ended September 30, 2012 and 2011.

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WCG Reports Third Quarter 2012 Results

October 31, 2012

WELLCARE HEALTH PLANS, INC.
SUPPLEMENTAL INFORMATION (Continued)

Reconciliation of GAAP Selected Data from Consolidated Statements of Comprehensive Income to Adjusted Selected Data from Consolidated Statements of Comprehensive Income (Continued)
(Unaudited; dollars in thousands except per share data)

	For the Nine Months Ended September 30, 2012				For the Nine Months Ended September 30, 2011
	GAAP	Adjustments		Adjusted	GAAP	Adjustments		Adjusted
Revenues:
Premium	$5,353,083	$–		$5,353,083	$4,443,848	$–		$4,443,848
Medicaid premium taxes	61,048	–		61,048	55,838	–		55,838
Total premium revenues	5,414,131	–		5,414,131	4,499,686	–		4,499,686
Investment and other income	6,772	–		6,772	7,050	–		7,050
Total revenues	5,420,903	–		5,420,903	4,506,736	–		4,506,736

Expenses:
Medical benefits	4,617,411	–		4,617,411	3,680,145	–		3,680,145
Selling, general, and administrative	497,493	(37,457)	(a) (b)	460,036	458,612	(30,670)	(a) (b)	427,942
Medicaid premium taxes	61,048	–		61,048	55,838	–		55,838
Depreciation and amortization	22,704	–		22,704	19,824	–		19,824
Interest	3,163	–		3,163	3,823	(2,812)		1,011
Total expenses	5,201,819	(37,457)		5,164,362	4,218,242	(33,482)		4,184,760

Income before income taxes	219,084	37,457		256,541	288,494	33,482		321,976
Income tax expense	83,123	15,452		98,575	109,309	14,652		123,961
Net income	$135,961	$22,005		$157,966	$179,185	$18,830		$198,015

Weighted average shares:
Basic	43,070,113	–		43,070,113	42,757,476	–		42,757,476
Diluted	43,785,424	–		43,785,424	43,285,969	–		43,285,969

Net income per share:
Basic	$3.16	$0.51		$3.67	$4.19	$0.44		$4.63
Diluted	$3.11	$0.50		$3.61	$4.14	$0.43		$4.57

Administrative expense ratio	9.3%	(0.7)%	(a) (b)	8.6%	10.3%	(0.7)%	(a) (b)	9.6%

(a)
Investigation-related legal, accounting, and other costs: Administrative expenses associated with the government investigations and related litigation amounted to $34.4 million and $23.9 million, respectively, in the nine months ended September 30, 2012 and 2011.

(b)
Liability for government investigation-related litigation resolution:  Based on the status of these matters, the Company recorded expense of $3.0 million and $6.8 million, respectively, in the nine months ended September 30, 2012 and 2011.

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WCG Reports Third Quarter 2012 Results

October 31, 2012

WELLCARE HEALTH PLANS, INC.
SUPPLEMENTAL INFORMATION (Continued)

Reconciliation of GAAP Net Cash Used in or Provided by Operating Activities
to Net Cash Provided by Operating Activities,
Modified for the Timing of Receipts from, and Payments to, Government Customers
(Unaudited; dollars in thousands)

The Company reports cash used in or provided by operating activities on a non-GAAP basis modified to exclude the changes in premium receivables, unearned premiums, and other receivables from, and payables to, government customers.  The Company believes that cash used in or provided by operating activities modified to exclude these changes is a useful measure for investors, as the excluded changes are a function of the timing of cash receipts from, and payments to, federal and state government agencies at the end of each period.

	Nine Months Ended September 30,
	2012	2011
Net cash (used in) provided by operating activities, as reported under GAAP	$(134,394)	$319,013
Modifications to eliminate changes in:
Premiums receivable	184,632	104,340
Provision for doubtful receivables	(10,272)	(8,310)
Unearned premiums	23	(208,374)
Other payables to government customers	(20,172)	(30,067)
Net cash provided by operating activities, modified for the timing of receipts from and payments to government customers	$19,817	$176,602

Kentucky Medicaid Program Reconciliation of GAAP MBR to MBR Recast to Reflect Development of Medical Benefits Payable in the Period in which the Services were Provided
(Unaudited)

The Company reports Kentucky Medicaid Program MBRs on a non-GAAP basis modified to reflect the favorable or unfavorable development of medical benefits payable in the period in which the expense was incurred.  The Company believes that the recast MBRs are useful measures for investors, as the recast MBRs may better reflect changes in the Company’s Kentucky Medicaid program performance over time.

	Three Months Ended
	Dec. 31, 2011	March 31, 2012	June 30, 2012	Sept. 30, 2012
MBR as reported under GAAP	106.3%	105.9%	109.5%	106.2%
Development reflected in period in which services were provided	6.7%	10.3%	(7.5)%	(5.4)%
MBR as recast	113.0%	116.2%	102.0%	100.8%

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